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                                                                   EXHIBIT 10.14


                                 CONFIDENTIAL
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                                   LUMONICS

                     1998 MANAGEMENT INCENTIVE PLAN (MIP)

PURPOSE
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 .    To promote the One Lumonics spirit.

 .    To motivate senior managers to accomplish pre-determined
     operational/productivity/ profitability objectives which successfully support our business plan.

 .    To provide additional incentive in order to respond to competitive market requirements.

 .    To reinforce the Company's Strategic Business Plan (SBP) by allowing managers to participate in the Company's financial success.

POLICY
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To utilize a financial incentive plan as an effective management tool to attract, retain, motivate, and guide managers and employees. Such objectives can best be accomplished through a program that provides rewards in direct relationship to the successful performance of approved business plans. The plan is designed to clearly reward attainment of operational objectives in alignment with the Lumonics SBP.

ELIGIBILITY
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All senior managers who are in good standing and who are not included in a sales commission program are eligible to participate in this program.

Any employee hired after January 1 in a plan year will receive a pro-rata payout that will be based upon the time he/she was employed by Lumonics during the year. Employee must be an active employee as of December 31 of the plan year in order to be eligible for payout. As a minimum, employees must have been employed by December 1 of the plan year.

EFFECTIVE DATE AND DURATION
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The effective date of the commencement of the Management Incentive Plan is
January 1, 1998. While it is Lumonics' intention to continue this plan on an annual basis, the continuation or enhancement of this program is not guaranteed. Lumonics reserves the right to amend, alter, or discontinue the program at any
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time, for any reason, without notice.
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ADMINISTRATION
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The overall administration of this program will be the responsibility of the
Vice President-Human Resources. Final approval of the plan will be by the Chief Executive Officer (CEO). In an effort to emphasize and promote "One Lumonics", payouts under the plan will focus on Lumonics Inc. performance.

Annual performance objectives will be based on Lumonics' annual operating budget approved by the Board of Directors. In order to ensure linkage with Lumonics Inc. performance, and to reinforce the necessity of Lumonics Inc. overall profitability and performance, an entry gate will be established for each year. Lumonics performance must meet or exceed the entry gate objective before any payout can be made.

Lumonics reserves the right, at its sole discretion, to increase or decrease individual or group payouts. Any such increase/decrease requires the approval of the CEO.

All payouts will occur by mid-March of the following fiscal year, subject to audit and approval of fiscal year financial results. Appropriate payroll and employment taxes will be withheld on all payments.

PARTICIPATION IN THE MIP
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Three (3) employee categories have been established:

Category 1 - PGM's
Category 2 - Senior Staff
Category 3 - Entity Department Heads/Product Line Managers

At the beginning of each year, incentive plan payout targets will be set by category as a percentage of base salary. Annual salary for MIP purposes is defined as the employee's base salary in effect on 1 July.

Any employee who has been absent for any reason during the calendar year for an extended period of time may receive a pro-rata payout which will be based upon the time of their active employment.